Exhibit 99.A

News For Immediate Release
El Paso Corporation Reports Fourth Quarter and Full-Year Financial Results; Continues Outstanding Performance
HOUSTON, TEXAS, February 24, 2011—El Paso Corporation (NYSE:EP) is today reporting fourth quarter and full-year 2010 financial and operational results for the company. Key highlights include:
•	$0.20 adjusted diluted EPS for fourth quarter 2010

•	Three pipeline projects placed in-service in the fourth quarter 2010, on-time and collectively 25 percent under budget

•	Fourth quarter oil and natural gas production up 7 percent to 795 MMcfe/d, including Four Star Oil and Gas Company (Four Star) unconsolidated affiliate volumes

•	$0.98 adjusted diluted EPS for full year 2010

•	$1.8 billion cash flow from operations in 2010
“We believe that 2010 ranks as one of El Paso’s best years ever,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “We delivered full-year financial results at the high end of our targeted range and had solid execution in each of our business units as well as the funding of our capital program. But more importantly, we believe that delivering on our 2011 goals will result in another excellent year of stock performance for our shareholders.”
Items Impacting Quarterly Results

Fourth Quarter 2010	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$62	$0.09
Adjustments[1]
Impact of E&P financial derivatives[2]	$135	$87	$0.12
Ceiling test charges	9	9	0.01
Change in legacy derivative contracts and other legacy items[3]	(20)	(16)	(0.02)
Gain on Midstream joint venture	(110)	(67)	(0.10)
Loss on debt extinguishment	113	73	0.10
Tax benefit from liquidation of foreign entities	—	(4)	—

Adjusted EPS[4]			$0.20

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and gain on Midstream joint venture, and assume 706 million diluted shares

[2]	Includes $78 million of losses on financial derivatives, adjusted for $57 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $9 million, or $0.01 per share, of option premiums paid in 2009 for financial derivatives settled during fourth quarter 2010

[3]	Legacy items consist of changes in the value of power contracts, an environmental remediation reserve, the impact of indemnifications and recovery of escrow funds

[4]	Reflects fully diluted shares of 764 million and includes a $9 million income impact from dilutive securities

Financial Results — Fourth Quarter 2010
For the fourth quarter 2010, El Paso reported net income attributable to EPC common stockholders of $62 million, or $0.09 per diluted share, compared with net income of $265 million, or $0.36 per diluted share, for the fourth quarter 2009. Earnings for fourth quarter 2010 and 2009, after adjusting for impacts of E&P financial derivatives and other items, were $0.20 and $0.34 per diluted share, respectively. The reduction in adjusted diluted earnings per share was primarily the result of lower realized commodity prices ($0.10 per diluted share) and performance-related benefit expense ($0.02 per diluted share).
Items Impacting Full Year Results

Twelve Months Ended December 31, 2010	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$721	$1.00
Adjustments[1]
Impact of E&P financial derivatives[2]	$(92)	$(59)	$(0.07)
Ceiling test charges	25	25	0.03
Change in legacy derivative contracts and other legacy items[3]	5	1	—
Gain on sale of Mexican pipeline assets	(80)	(59)	(0.08)
Gain on Midstream joint venture	(110)	(67)	(0.09)
Loss on debt extinguishment	217	139	0.18
Impact of health care legislation	—	18	0.02
Tax benefit from liquidation of foreign entities	—	(13)	(0.01)

Adjusted EPS[4]			$0.98

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges, gain on the sale of Mexican pipeline assets, gain on Midstream joint venture, certain international legacy indemnifications, and assume 762 million diluted shares

[2]	Includes $390 million of gains on financial derivatives, adjusted for $298 million of cash settlement proceeds. Cash settlement proceeds do not reflect $157 million, or $0.13 per share, of option premiums paid in 2009 for financial derivatives settled during 2010

[3]	Legacy items consist of changes in the value of power contracts, an environmental remediation reserve, the impact of indemnifications and recovery of escrow funds

[4]	Reflects fully diluted shares of 762 million and includes a $37 million income impact from dilutive securities

Financial Results — Full Year 2010
For the 12 months ended December 31, 2010, El Paso reported net income attributable to EPC common stockholders of $721 million, or $1.00 per diluted share, compared with a net loss of $576 million, or $0.83 per diluted share, for full year 2009. Earnings for 2010 and 2009, after adjusting for impacts of E&P financial derivatives and other items, were $0.98 and $1.29 per diluted share, respectively. The reduction in adjusted diluted earnings per share was primarily the result of lower realized commodity prices.
Business Unit Financial Results

EBIT	Quarters Ended		Twelve Months Ended
	December 31,		December 31,

($ in millions)	2010	2009	2010	2009

Pipeline Group	$374	$367	$1,572	$1,416
Exploration and Production	(27)	187	727	(1,349)
Marketing	(6)	(14)	(50)	20
Corporate and Other	22	4	(74)	(17)

	$363	$544	$2,175	$70

Pipeline Group
The Pipeline Group’s EBIT for the quarter ended December 31, 2010 was $374 million, compared with $367 million for the same period in 2009. Fourth quarter 2010 results benefited from numerous expansion projects that went into service during 2010 and at the end of 2009 and were also favorably impacted by an increase in allowance for funds used during construction (AFUDC) on expansion projects that are not yet in service, principally the Ruby pipeline. Offsetting these items was an increase in noncontrolling interests as a result of contributing assets to El Paso Pipeline Partners, and a decline in revenues from the El Paso Natural Gas (EPNG) and Tennessee Gas Pipeline (TGP) systems. EPNG revenues on recontracted capacity were negatively impacted by several factors, including lower basis differentials, decreased end-user demand in the southwest, and increased competition in certain markets. TGP revenues declined primarily due to lower retained fuel volumes as a result of the shift in flow patterns and lower operational sales.
Fourth quarter 2010 pipeline throughput is essentially flat with fourth quarter 2009 levels after eliminating throughput associated with the Mexican pipeline assets that were sold in April 2010.

Pipeline Backlog Execution Update
The Pipeline Group expects to place five major projects in service in 2011. The Ruby pipeline project continues to advance with approximately 85 percent of the pipe welded and the four spreads in the eastern portion of the route very nearly complete. The range of cost and timing for the start up for the project has tightened due to the progress to date, and there is greater clarity around the impacts of weather, the timing of obtaining additional regulatory clearances, and the ability to access certain sections of the route during specific windows that have been established to protect wildlife. In order to avoid interference with the sage grouse during its mating season in isolated portions of the route in western Nevada, construction will be shut down in this area from March 1 to May 15. Ruby has updated its cost and schedule estimates and now expects the project to be completed at a cost of approximately $3.55 billion and be placed in-service in July 2011.
The remaining 2011 projects in the pipeline expansion backlog, which include FGT Phase VIII, Gulf LNG, Phase II of SNG’s South System III expansion, and the TGP 300 Line, remain on-time and on-budget.

	Quarters Ended
Pipeline Group Results	December 31,
($ in millions)	2010	2009

Operating income	$322	$335
Other income, net	117	59

EBIT before noncontrolling interests	$439	$394
Net income attributable to noncontrolling interests	(65)	(27)

EBIT	$374	$367
DD&A	$113	$104

Total throughput (BBtu/d)[1]	17,242	17,885

[1]	Includes proportionate share of jointly owned pipelines
Exploration and Production
The Exploration and Production segment reported an EBIT loss of $27 million for the quarter ended December 31, 2010, compared with EBIT of $187 million for the same period in 2009. The primary causes of the decline in EBIT were changes in the mark-to-market impact of financial derivatives and lower realized commodity prices, partially offset by increased production. In addition, fourth quarter 2010 EBIT included $9 million of non-cash ceiling test charges related to a dry hole and acreage relinquishments in Egypt. Fourth quarter 2009 EBIT included $38 million of non-cash ceiling test charges related to the company’s Brazilian and Egyptian full cost pools and a $9 million non-cash impairment of a domestic processing plant.
Fourth quarter 2010 production volumes averaged 795 MMcfe/d, including 63 MMcfe/d of Four Star unconsolidated affiliate volumes, representing an increase of 53 MMcfe/d, or 7 percent, from fourth quarter 2009 production volumes. Higher production volumes in the fourth quarter 2010 reflect substantial growth from the company’s core programs, particularly the Haynesville shale. Total per-unit cash operating costs averaged $1.84 per Mcfe in fourth quarter 2010, up slightly from $1.81 per Mcfe for the same period in 2009. The increase in per-unit cash costs from fourth quarter 2009 is the result of higher production taxes. This additional tax expense was substantially mitigated by lower direct lifting costs and reduced administrative expenses.
The Exploration and Production segment continues to advance its core drilling programs with an increasing capital focus on oil-directed drilling in the Eagle Ford, Altamont, and Wolfcamp areas.

Exploration and Production Results	Quarters Ended
	December 31,
($ in millions, except price and unit cost amounts)	2010	2009

Physical sales — natural gas, oil, condensate and NGL	$332	$310
Realized and unrealized gains/(losses) on financial derivatives	(78)	151
Other revenues	—	15

Total operating revenues	$254	$476
Operating expenses[1]	(278)	(291)
Other income (expenses)	(3)	2

EBIT	$(27)	$187
DD&A	$125	$106
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	628	585
Oil, condensate, and NGL sales volumes (MBbls/d)	17	15

Total consolidated equivalent sales volumes (MMcfe/d)	732	673
Four Star total equivalent sales volumes (MMcfe/d)[2]	63	69

Total combined	795	742

Weighted average realized price on physical sales
Natural gas ($/Mcf)	$3.79	$4.20
Oil, condensate, and NGL ($/Bbl)	$70.72	$61.74

Exploration and Production Results	Quarters Ended
	December 31,
($ in millions, except price and unit cost amounts)	2010	2009

Weighted average realized prices, including financial derivatives
Natural gas ($/Mcf)	$4.88	$7.46
Oil, condensate, and NGL ($/Bbl)[3]	$66.77	$87.05

Transportation costs
Natural gas ($/Mcf)	$0.31	$0.28
Oil, condensate, and NGL ($/Bbl)	$0.87	$0.50

Per-unit costs ($/Mcfe)
DD&A	$1.86	$1.71
Cash operating costs[4]	$1.84	$1.81

[1]	2010 and 2009 include $9 million and $38 million of non-cash ceiling test charges, respectively

[2]	Four Star is an equity investment — volumes disclosed represent the company’s proportionate share

[3]	Fourth Quarter 2009 realized price includes approximately $49 million of the $186 million received in the first quarter of 2009 related to the early settlement of $110 per barrel oil derivative contracts originally scheduled to settle October through December of 2009

[4]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income
Hedge Positions
El Paso actively manages its exposure to commodity prices using various hedging strategies. The company recently increased its oil price protection for 2012 by raising the amount of hedged volumes from 2.2 million barrels to 4.9 million barrels and increasing the average floor price from $90.00 to $91.31. A summary of natural gas and oil hedge positions can be found in the Fourth Quarter 2010 Financial & Operational Reporting Package at www.elpaso.com in the Investors section or in El Paso’s 2010 Form 10-K.
Other Operations
Marketing
The Marketing segment reported an EBIT loss of $6 million for the quarter ended December 31, 2010, compared with an EBIT loss of $14 million for the same period in 2009. The improvement in fourth quarter results from 2009 to 2010 was largely due to a $2 million loss in the fair value of natural gas derivatives in 2010, versus a $7 million loss for the same period in 2009.
Corporate and Other
During the fourth quarter of 2010, Corporate and Other reported EBIT of $22 million, compared with $4 million for the same period in 2009. Fourth quarter 2010 results include a $110 million gain on the sale of a 50 percent interest in a newly formed Midstream joint venture and $40 million of income from the receipt of funds that were previously escrowed and expensed following a merger.

This income was partially offset by a $113 million loss on debt extinguishment associated with the repurchase of $709 million of Senior Notes with varying maturities from 2011 through 2016.
Detailed financial and operational information for the company will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its fourth quarter 2010 results on February 24, 2011, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (866) 865-6644 (conference ID #45637094) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through March 4, 2011, by dialing (800) 642-1687 (conference ID #45637094). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments, which consist of both consolidated businesses and investments in unconsolidated affiliates. The company believes that EBIT is useful to its investors because it allows them to evaluate more effectively the performance of all El Paso’s businesses and investments using the same performance measure analyzed internally by our management and so that our investors may evaluate the company’s operating results without regard to its financing methods or capital structure. The company defines EBIT as net income (loss) adjusted for items such as (i) interest and debt expense; (ii) income taxes; and (iii) net income attributable to noncontrolling interests.
Adjusted EPS is defined as diluted earnings per share adjusted for certain items that we consider to be significant to understanding our underlying performance for a given period.

Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of our results. For 2010, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, and excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the gain on the sale of Mexican pipeline assets, the gain on Midstream joint venture, the loss on debt extinguishment, the impact of health care legislation, and a tax benefit from liquidation of foreign entities. For 2009, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, and excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the loss on sale of notes receivable relating to the Porto Velho sale, tax benefit from liquidation of foreign entities, restructuring costs and the effect of the change in the number of diluted shares.
Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products and services, and ceiling test charges and other impairment divided by total consolidated equivalent production. It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent oil and natural gas producers and an emerging midstream business. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to execute our strategy of selling assets to El Paso Pipeline Partners, L.P.; our ability to pay dividends declared; changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve objectives in our 2011 plan and guidance, including achieving our earnings and cash flow targets; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; the uncertainty of estimating proved reserves and unproved resources, the future level of service and capital costs, the availability and cost of financing to fund our future exploration and production operations; the success of our drilling programs with regard to proved undeveloped reserves and unproved resources; our ability to successfully identify new Midstream opportunities; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906

Appendix to El Paso Corporation February 24, 2011 Earnings Press Release
A summary of reported financial results for the quarters and 12-month periods ended December 31, 2010 and 2009 is as follows:

Financial Results	Quarters Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2010	2009	2010	2009

Net income (loss) attributable to El Paso Corporation (EPC)	$71	$274	$758	$(539)
Preferred stock dividends	9	9	37	37

Net income (loss) attributable to EPC common stockholders	$62	$265	$721	$(576)

Basic per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.09	$0.38	$1.03	$(0.83)

Diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.09	$0.36	$1.00	$(0.83)

Items Impacting Quarterly Results
Fourth quarter 2009 net income includes the following items:

Fourth Quarter 2009	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$265	$0.36
Adjustments[1]
Impact of E&P financial derivatives[2]	$9	$6	$0.01
Ceiling test charges	38	38	0.05
Change in legacy derivative contracts and other legacy items[3]	17	11	0.01
Tax benefit from liquidation of foreign entities	—	(88)	(0.11)
Restructuring costs	22	14	0.02

Adjusted EPS[4]			$0.34

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and assume 767 million diluted shares

[2]	Includes $151 million of gains on financial derivatives, adjusted for $160 million of cash settlement proceeds

[3]	Legacy items consist of changes in the value of power and natural gas contracts and the impact of an indemnification

[4]	Reflects fully diluted shares of 767 million and includes a $12 million income impact from dilutive securities
Adjusted EPS for the fourth quarter 2009 does not include $49 million, or $0.04 per share, of early cash settlements of oil derivative contracts that hedged October through December 2009 production that were realized in the first quarter of 2009.
Items Impacting Full Year Results
2009 net income (loss) includes the following items:

Twelve Months Ended December 31, 2009	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net loss attributable to EPC common stockholders		$(576)	$(0.83)
Adjustments[1]
Impact of E&P financial derivatives[2]	$323	$206	$0.30
Ceiling test charges	2,123	1,387	1.99
Change in legacy derivative contracts and other legacy items[3]	(45)	(29)	(0.04)
Loss on sale of notes receivable relating to Porto Velho sale	22	22	0.03
Tax benefit from liquidation of foreign entities	—	(88)	(0.13)
Restructuring costs	22	14	0.02
Effect of change in number of diluted shares			(0.05)

Adjusted EPS[4]			$1.29

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the international portion of ceiling test charges and loss on sale of notes receivable relating to Porto Velho, and assume 696 million diluted shares

[2]	Includes $687 million of gains on financial derivatives, adjusted for $1,010 million of cash settlement proceeds

[3]	Legacy items consist of changes in the value of power and natural gas contracts and impact of an indemnification

[4]	Reflects fully diluted shares of 756 million and includes a $37 million income impact from dilutive securities

	Quarters Ended		Twelve Months Ended
Reconciliation of EBIT to Net Income (loss)	December 31,		December 31,
($ in millions, unaudited)	2010	2009	2010	2009

EBIT	$363	$544	$2,175	$70
Interest and debt expense	(249)	(244)	(1,031)	(1,008)
Income tax benefit (expense)	(43)	(26)	(386)	399

	Quarters Ended		Twelve Months Ended
Reconciliation of EBIT to Net Income (loss)	December 31,		December 31,
($ in millions, unaudited)	2010	2009	2010	2009

Net income (loss) attributable to EPC	71	274	758	(539)
Net income attributable to noncontrolling interests	65	27	166	65

Net income (loss)	$136	$301	$924	$(474)

	Quarter Ended		Quarter Ended
Reconciliation of Cash Operating Costs	December 31, 2010		December 31, 2009
(unaudited)	Total	Per Unit	Total	Per Unit
	($ MM)	($/Mcfe)	($ MM)	($/Mcfe)

Total operating expenses	$278	$4.12	$291	$4.70
Depreciation, depletion, and amortization	(125)	(1.86)	(106)	(1.71)
Transportation costs	(19)	(0.28)	(16)	(0.26)
Cost of products	—	—	(10)	(0.17)
Ceiling test charges	(9)	(0.14)	(38)	(0.61)
Impairments	—	—	(9)	(0.14)

Total cash operating costs and per unit cash costs[1]	$125	$1.84	$112	$1.81

Total equivalent volumes (MMcfe)[1]		67,345		61,927

[1]	Excludes volumes and costs associated with equity investment in Four Star